                                                                    Exhibit 12




                      THE STANLEY WORKS AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS TO FIXED CHARGES
                           (in Millions of Dollars)

                                                                      Fiscal Year Ended
                                             ---------------------------------------------------------------

                                             December 28   December 30   December 31   January 1   January 2
                                                 1996          1995          1994         1994       1993
                                             -----------   -----------   -----------   ---------   ---------
Earnings before income taxes and
  cumulative adjustment for accounting change    $174.2        $112.8        $201.8      $148.0      $158.1

Add:
     Portion of rents representative of
        interest factor                           $12.2         $13.4         $12.7       $11.7       $12.2
     Interest expense                              27.6          35.2          33.1        31.4        32.6
     Amortization of expense on
       long-term debt                               0.2           0.3           0.2         0.4         0.7
     Amortization of capitalized interest           0.3           0.3           0.4         0.4         0.4
                                                 ------        ------        ------      ------      ------
Income as adjusted                               $214.5        $162.0        $248.2      $191.9      $204.0
                                                 ======        ======        ======      ======      ======
Fixed charges:
     Interest expense                             $27.6         $35.2         $33.1       $31.4       $32.6
     Amortization of expense
       on long-term debt                            0.2           0.3           0.2         0.4         0.7
     Capitalized interest                           0.2           0.1           -           0.1         0.1
     Portion of rents representative of
        interest factor                            12.2          13.4          12.7        11.7        12.2
                                                 ------        ------        ------      ------      ------
Fixed charges                                     $40.2         $49.0         $46.0       $43.6       $45.6
                                                 ======        ======        ======      ======      ======
Ratio of earnings to fixed charges                 5.34          3.31          5.40        4.40        4.47
                                                 ======        ======        ======      ======      ======
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